Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports First Quarter 2020 Financial Results

Net Loss of $(319) million, $(0.85) EPS, $(0.44) Adjusted EPS1

First Quarter Results

PRE-TAX LOSS	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$(411) million	(9.1)%	$36.23/share

CORE PRE-TAX LOSS[1] $(217) million	CORE ROTCE[1] (5.4)%	ADJUSTED TANGIBLE BOOK VALUE[1] $32.80/share

TOTAL DEPOSITS	TOTAL LIQUIDITY	COMMON EQUITY TIER 1 RATIO
$122.3 billion	$30.1 billion	9.3%

NOTABLE QUARTERLY ITEMS

•  Total Net Revenue of $1.41 billion, down 12% YoY; Adjusted Total Net Revenue[1] of $1.61 billion, up 5% YoY

•  Total Net Revenue includes mark-to-market on equity portfolio of $185 million

•  Results include $903 million provision expense | Reserve increase reflects forecasted macroeconomic changes associated with the Coronavirus Disease 2019 (COVID-19) pandemic

•  Implemented current expected credit losses (CECL) framework

•  Consumer auto originations of $9.1 billion, sourced from 3.0 million applications

•  1Q2020 Estimated Retail Auto Originated Yield[1] of 7.25% | Retail auto net charge-off rate of 1.44%, up 12 bps YoY

•  Insurance written premiums of $317 million, up 4% YoY – highest first quarter result

•  Total deposits of $122.3 billion, up $9.0 billion YoY

•  Retail deposits of $106.1 billion, up $2.3 billion QoQ and up 11% YoY

•  Total retail deposit customers of 2.04 million, up 71 thousand QoQ and up 15% YoY

•  Ally Home® direct-to-consumer mortgage originations of $0.7 billion

•  Ally Invest self-directed net funded accounts up 17% YoY to 373 thousand – retained $0.7 billion of Ally deposit transfers to brokers

•  Ally Lending gross originations of $70 million, up 5% QoQ

•  Corporate Finance held-for-investment loan portfolio of $6.5 billion, up 31% YoY – $0.6 billion revolver draw activity in March

•  Suspended share repurchases through the end of the second quarter and submitted Capital Plan to FRB in April

•  Cardworks integration planning underway – filed application for regulatory approval

Ally Chief Executive Officer Jeffrey Brown commented on the quarter:

“The emergence of the COVID-19 pandemic and its impact on the global economy has resulted in heightened uncertainty and challenges for consumers and businesses around the world. Against this difficult backdrop, I am proud of how the Ally team has resolutely focused on our customers while embracing our core values.

“As this public health crisis unfolded, we took decisive and comprehensive actions to support our people, customers and communities. In addition to rapidly mobilizing 99% of our company with work-from-home capabilities and a $1,200 financial assistance payment for employees earning less than $100,000, we materially expanded health and family care benefits to ensure our employees were safe and optimally positioned to focus on our customers.

“In mid-March, we led the industry by introducing comprehensive relief programs providing financial support to our consumer and commercial customers. These programs are directly aimed at providing increased flexibility during uncertain times. The deferment plans, fee suspensions, and robust outreach to our customers have been met with resoundingly positive feedback, reinforcing our view that these actions will strengthen long-term relationships and mitigate loss performance in the future.

“In response to the developing situation, we suspended our share repurchase program through June 30th and demonstrated funding access through a $750 million unsecured debt transaction in early April, further benefitting our capital and liquidity position. We continue to serve as a source of strength for our customers. Our ‘Do It Right’ culture, innovative spirit, deep industry experience and market leading platforms will allow Ally to navigate the challenges ahead, and I remain confident that we will leverage these qualities to emerge even stronger.

“We are prepared for a difficult period and recessionary conditions. Our provision for loan losses reflects the tough environment ahead. However, our company, like our great nation, has proven to rise even when conditions are dark – I am a firm believer Ally will emerge even stronger post this environment and continue demonstrating our solid operational performance across our businesses.”

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income / (Loss), Core Net Income / (Loss) Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.

Discussion of First Quarter Results

Net loss attributable to common shareholders was $319 million in the quarter, compared to net income attributable to common shareholders of $374 million in the first quarter of 2019, driven by higher provision for loan losses due to reserve build driven by forecasted macroeconomic changes associated with the COVID-19 pandemic as well as the decline in the fair value of equity securities given the overall decline in equity markets in March.

Net financing revenue improved to $1.15 billion, up $14 million from the same period a year ago, driven by higher retail auto portfolio yield and balance as well as liability mix shift, partially offset by lower commercial auto balance and portfolio yield. Net financing revenue was $10 million lower quarter-over-quarter, largely due to lower retail auto portfolio yield.

Other revenue decreased $200 million year-over-year, primarily due to a $185 million decline in the fair value of equity securities in the quarter compared to a $70 million increase in the fair value of equity securities in the prior-year quarter. Other revenue, excluding the change in fair value of equity securitiesA, increased $55 million year-over-year, driven primarily by higher realized investment gains.

Net interest margin (“NIM”) of 2.66%, including Core OIDB of 2 bps, decreased 1 bp year-over-year. Excluding Core OIDB, NIM was 2.68%, down 1 bp versus the prior-year period, and up 2 bps versus the prior quarter.

Provision for loan losses increased $621 million year-over-year to $903 million due to reserve build, primarily driven by forecasted macroeconomic changes associated with the COVID-19 pandemic.

Noninterest expense increased $90 million year-over-year, primarily driven by technology spend supporting business initiatives, higher insurance expenses directly linked to higher earned premiums and the addition of Ally Lending in the fourth quarter of 2019.

A

Adjusted other revenue is a non-GAAP financial measure. Effective 1/1/2018, ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

B	Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

First Quarter Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	1Q 20	4Q 19	1Q 19	4Q 19	1Q 19

Net Financing Revenue (excluding Core OID)[1]	$1,154	$1,164	$1,139	$(10)	$16

Core OID	(8)	(8)	(7)	(0)	(2)

(a) Net Financing Revenue (as reported)	1,146	1,156	1,132	(10)	14

Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	451	458	396	(7)	55

Change in Fair Value of Equity Securities[2]	(185)	29	70	(214)	(255)

(b) Other Revenue (as reported)	266	487	466	(221)	(200)

(c) Provision for Loan Losses	903	276	282	627	621

(d) Noninterest Expense	920	880	830	40	90

Pre-Tax (Loss) / Income from Continuing Operations (a+b-c-d)	$(411)	$487	$486	$(898)	$(897)

Income Tax (Benefit) Expense	(92)	106	111	(198)	(203)

(Loss) / Income from Discontinued Operations, Net of Tax	-	(3)	(1)	3	1

Net (Loss) Income	$(319)	$378	$374	$(697)	$(693)

	1Q 20	4Q 19	1Q 19	4Q 19	1Q 19

GAAP EPS (diluted)[3]	$(0.85)	$0.99	$0.92	($1.83)	$(1.77)

Discontinued Operations, Net of Tax	-	0.01	0.00	(0.01)	(0.00)

Core OID, Net of Tax	0.02	0.02	0.01	0.00	0.00

Change in Fair Value of Equity Securities, Net of Tax	0.39	(0.06)	(0.14)	0.45	0.53

Adjusted EPS[4]	$(0.44)	$0.95	$0.80	$(1.39)	$(1.24)

Core ROTCE[4]	-5.4%	11.2%	10.9%

Adjusted Efficiency Ratio[4]	52.3%	49.4%	48.9%

Effective Tax Rate	22.5%	21.7%	22.8%
(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Due to the antidilutive effect of the net loss from continuing operations for the three months ended March 31, 2020, basic weighted-average common shares outstanding were used to calculate basic and diluted earnings per share

(4)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax (Loss) / Income by Segment

				Increase/(Decrease) vs.
($ millions)	1Q 20	4Q 19	1Q 19	4Q 19	1Q 19

Automotive Finance	$(173)	$401	$329	$(574)	$(502)

Insurance	(105)	114	145	(219)	(250)

Dealer Financial Services	$(278)	$515	$474	$(793)	$(752)

Corporate Finance	(68)	50	13	(118)	(81)

Mortgage Finance	12	2	13	10	(1)

Corporate and Other	(77)	(80)	(14)	3	(63)

Pre-Tax (Loss) Income from Continuing Operations	$(411)	$487	$486	$(898)	$(897)

Core OID[1]	8	8	7	0	2

Change in Fair Value of Equity Securities[2]	185	(29)	(70)	214	255

Core Pre-Tax (Loss) Income[3]	$(217)	$466	$423	$(683)	$(640)

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID and equity fair value adjustments related to ASU 2016-01. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax loss of $173 million was down $502 million year-over-year, primarily due to higher provision for loan losses associated with reserve build given COVID-19 forecasted macroeconomic changes.

Net financing revenue of $1.04 billion was $60 million higher year-over-year due to higher retail auto yields and higher retail auto balances. Retail auto portfolio yield increased 7 bps year-over-year to 6.54%. Ally’s conversion to a new consumer servicing and accounting platform resulted in a $28 million negative impact to net financing revenue in the first quarter, the majority of which will be re-timed over the remaining life of the loans.

Provision for loan losses increased $504 million year-over-year due to reserve build primarily driven by COVID-19 forecasted macroeconomic changes.

Consumer auto originations decreased to $9.1 billion from $9.2 billion in the prior year period, and included $5.0 billion of used retail volume, or 55% of total originations, $2.9 billion of new retail volume, and $1.2 billion of leases. Estimated retail auto originated yieldC of 7.25% was down 30 bps year-over-year despite significant decreases in benchmarks.

End-of-period auto earning assets decreased $2.6 billion year-over-year from $115.6 billion to $112.9 billion. End-of-period consumer auto earning assets were up $1.7 billion year-over-year driven by growth in the retail auto portfolio. End-of-period commercial earning assets of $31.4 billion were $4.3 billion lower year-over-year, primarily due to lower OEM inventory levels.

Insurance

Pre-tax loss of $105 million was down $250 million year-over-year, primarily due to a $182 million decline in the fair value of equity securitiesE in the quarter compared to a $65 million increase in the fair value of equity securitiesE in the prior year quarter. Core pre-tax incomeD decreased $3 million year-over-year to $77 million as higher loss expense, mostly associated with higher weather losses, offset higher earned premiums and higher realized investment gains.

Written premiums were up $12 million year-over-year at $317 million, reflecting higher vehicle service contract rates and growth in diversified channels.

Total investment income was $12 million higher year-over-year at $54 million, excluding a $182 million decrease in the fair value of equity securities during the quarterE, driven by higher realized investment gains.

CRepresents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DRepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

EASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

Corporate Finance

Pre-tax loss of $68 million in the quarter, down $81 million year-over-year, primarily due to higher provision for loan losses associated with forecasted COVID-19 macroeconomic impacts.

Net financing revenue increased $14 million year-over-year to $68 million, driven by higher portfolio balances. Total net revenue, excluding the decline in the fair value of equity securitiesF, increased $24 million to $85 million, driven by higher portfolio balances and higher syndication fee income.

The held-for-investment loan portfolio increased 31% year-over-year from $5.0 billion to $6.5 billion. Draw-down activity on revolving credit lines totaled $0.6 billion in March, significantly slowing in April.

Provision for loan losses increased to $114 million, up $91 million year-over-year, primarily driven by COVID-19 forecasted macroeconomic impacts.

Mortgage Finance

Pre-tax income was $12 million in the quarter, down $1 million year-over-year, as higher other revenue, lower provision for loan losses and lower noninterest expense was offset by lower net financing revenue.

Net financing revenue was down $12 million year-over-year to $38 million reflecting faster prepayments and higher premium amortization. Other revenue increased $8 million year-over-year to $10 million primarily driven by fee income given higher held-for-sale direct-to-consumer origination volume.

Noninterest expense decreased $2 million year-over-year to $35 million.

Direct-to-consumer originations totaled $0.7 billion in the quarter, up $0.4 billion year-over-year, with 51% of first quarter origination volume from existing Ally Bank customers.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.19 per share quarterly common dividend and completed $104 million of share repurchases in the first quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. On March 17th, Ally announced that it was suspending share repurchases through the second quarter of 2020 in support of the Federal Reserve’s effort to mitigate the impact of the COVID-19 pandemic on the U.S. economy and the financial system. Ally’s Board of Directors approved a $0.19 per share common dividend for the second quarter of 2020.

Preliminary Basel III Transition Common Equity Tier 1 (CET1) capital ratio decreased from 9.5% to 9.3% quarter-over-quarter primarily due to the net loss realized in the quarter. Ally elected to delay the estimated impact of CECL on regulatory capital for a two-year period per the interim final rule issued by U.S. banking agencies in March 2020.

Liquidity & Funding

Consolidated cash and cash equivalents totaled $5.7 billion at quarter-end, up $2.5 billion relative to the end of the fourth quarter. Total liquidityG was $30.1 billion at quarter-end.

At quarter-end, 93% of Ally’s total assets were funded at Ally Bank, up from 89% a year ago.

Deposits represented 75% of Ally’s funding portfolio at quarter-end, excluding Core OID balanceH, increasing from 70% a year ago.

Deposits

Retail deposits increased to $106.1 billion at quarter-end, up $10.6 billion year-over-year and up $2.3 billion for the quarter. Total deposits increased to $122.3 billion at quarter-end, up $9.0 billion year-over-year.

The average retail portfolio deposit rate was 1.88% for the quarter, down 26 bps year-over-year and down 14 bps quarter-over-quarter.

Ally’s retail deposit customer base grew 15% year-over-year, totaling 2.04 million customers at quarter-end, while adding 71 thousand customers during the quarter, representing the second highest customer growth level during a first quarter. Average customer balance ended the quarter at $52 thousand. Millennials continue to comprise the largest generation segment of new customers, accounting for 59% of new customers in the first quarter.

Ally launched a ‘Smart Savings Tool’ to help customers save more, exceeding expectations with approximately 24% of new customers using the tool during the quarter.

FASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

G Total liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

H Represents a non-GAAP financial measure. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, and (3) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core OID. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs) and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net (Loss) / Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, significant discrete tax items, and tax-effected changes in equity investments measured at fair value. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax (Loss)/ Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax (Loss) / Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity, and significant discrete tax items.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Health Credit Services (rebranded Ally Lending) was included within the Corporate and Other segment.

Estimated impact of CECL on regulatory capital per interim final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020, and provides an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extends through December 31, 2021. Beginning on January 1, 2022, we will be required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the interim final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and plan to phase in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		1Q 20	4Q 19	1Q 19

GAAP Net (Loss) Income Attributable to Common Shareholders		$ (319)	$378	$374

Discontinued Operations, Net of Tax		-	3	1

Core OID		8	8	7

Change in Fair Value of Equity Securities		185	(29)	(70)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(41)	4	13

Core Net (Loss) Income Attributable to Common Shareholders	[a]	$(166)	$364	$325

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	375,723	383,391	405,959

Adjusted EPS	[a] ÷ [b]	$(0.44)	$0.95	$0.80

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		1Q 20	4Q 19	1Q 19

GAAP Net (Loss) Income Attributable to Common Shareholders		$(319)	$378	$374

Discontinued Operations, Net of Tax		-	3	1

Core OID		8	8	7

Change in Fair Value of Equity Securities		185	(29)	(70)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(41)	4	13

Core Net (Loss) Income Attributable to Common Shareholders	[a]	$(166)	$364	$325

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$14.0	$14.4	$13.5

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.4)	(0.4)	(0.3)

Tangible Common Equity		$13.5	$14.1	$13.2

Core OID Balance		(1.1)	(1.1)	(1.1)

Net Deferred Tax Asset (DTA)		(0.1)	(0.0)	(0.2)

Normalized Common Equity	[b]	$12.3	$13.0	$11.9

Core Return on Tangible Common Equity	[a] ÷ [b]	-5.4%	11.2%	10.9%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		1Q 20	4Q 19	1Q 19

GAAP Common Shareholder’s Equity		$13.5	$14.4	$13.7

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.4)	(0.5)	(0.3)

Tangible Common Equity		13.1	14.0	13.4

Tax-effected Core OID Balance (21% starting in 4Q17)		(0.8)	(0.8)	(0.9)

Adjusted Tangible Book Value	[a]	$12.2	$13.1	$12.6

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	373,155	374,332	399,761

Metric

GAAP Common Shareholder’s Equity per Share		$36.2	$38.5	$34.3

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(1.2)	(1.2)	(0.7)

Tangible Common Equity per Share		$35.0	$37.3	$33.6

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.2)	(2.2)	(2.1)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$32.8	$35.1	$31.4

Adjusted Efficiency Ratio

Numerator ($ millions)		1Q 20	4Q 19	1Q 19

GAAP Noninterest Expense		$920	$880	$830

Rep and Warrant Expense		-	-	-

Insurance Expense		(256)	(238)	(227)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$664	$642	$603

Denominator ($ millions)

Total Net Revenue		$1,412	$1,643	$1,598

Core OID		8	8	7

Insurance Revenue		(151)	(352)	(372)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,269	$1,299	$1,233

Adjusted Efficiency Ratio	[a] ÷ [b]	52.3%	49.4%	48.9%

Original Issue Discount Amortization Expense ($ millions)		1Q 20	4Q 19	1Q 19

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)		$8	$8	$7

Other OID		3	3	3

GAAP Original Issue Discount Amortization Expense		$11	$11	$10

Outstanding Original Issue Discount Balance ($ millions)		1Q 20	4Q 19	1Q 19

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(1,055)	$(1,063)	$(1,085)

Other Outstanding OID Balance		(34)	(37)	(39)

GAAP Outstanding Original Issue Discount Balance		$(1,089)	$(1,100)	$(1,125)

Net Financing Revenue (ex. Core OID)

($ millions)		1Q 20	4Q 19	1Q 19

GAAP Net Financing Revenue		$1,146	$1,156	$1,132

Core OID		8	8	7

Net Financing Revenue (ex. Core OID)	[a]	$1,154	$1,164	$1,139

Adjusted Other Revenue

($ millions)		1Q 20	4Q 19	1Q 19

GAAP Other Revenue		$266	$487	$466

Change in Fair Value of Equity Securities		185	(29)	(70)

Adjusted Other Revenue	[b]	$451	$458	$396

Adjusted Total Net Revenue

($ millions)		1Q 20	4Q 19	1Q 19

Adjusted Total Net Revenue	[a] + [b]	$1,606	$1,662	$1,535

Insurance Non-GAAP Walk to Core Pre-Tax Income

	1Q 2020					1Q 2019

($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$279	$-	$-	$279	$265	$-	$-	$265

Losses and Loss Adjustment Expenses	74	-	-	74	59	-	-	59

Acquisition and Underwriting Expenses	182	-	-	182	168	-	-	168

Investment Income and Other	(128)	-	182	54	107	-	(65)	42

Pre-Tax (Loss) Income from Continuing Operations	$(105)	$-	$182	$77	$145	$-	$(65)	$80

1 Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the first quarter 2020 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $182.5 billion in assets as of March 31, 2020. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage lending, personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for various financial and operating metrics and statements about future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

Contacts:
Daniel Eller	Rebecca Anderson
Ally Investor Relations	Ally Communications (Media)
704-444-5216	980-312-8681
daniel.eller@ally.com	rebecca.anderson@ally.com